Exhibit 10.12

GANNETT CO., INC.

2015 TRANSITIONAL COMPENSATION PLAN

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Table of Contents (continued)

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GANNETT CO., INC.

2015 TRANSITIONAL COMPENSATION PLAN

Introduction

In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies.  The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”).  In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (the “Company”).  The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Predecessor Company”) and continues the digital/broadcast businesses.

This document establishes the Gannett Co., Inc. 2015 Transitional Compensation Plan (the “Plan”).  Certain participants hereunder were previously employed by the Predecessor Company and were participants under the Predecessor Company’s Transitional Compensation Plan as in effect immediately prior to the Effective Date hereof (the “Predecessor Plan”).  The benefits under this Plan of such participants are the subject of an Employee Matters Agreement by and between the Company and the Predecessor Company dated                       , 2015 (the “Employee Matters Agreement”).  The Employee Matters Agreement may be used as an aid in interpreting the terms of the benefits hereunder.  No benefits are payable under the Plan or the Predecessor Plan as a consequence of the Spin-Off, and participants in this Plan are not entitled to any benefits under the Predecessor Plan.

For a SpinCo Group Employee (as defined in the Employee Matters Agreement) who is employed immediately following the Effective Date by the SpinCo Group (as defined in the

Employee Matters Agreement), service and compensation shall be recognized with the Predecessor Company or any of its subsidiaries or predecessor entities at or before the Effective Date, to the same extent that such service and compensation was recognized by the Predecessor Company under the Predecessor Plan prior to the Effective Date as if such service had been performed for, and compensation paid by, the Company for purposes of eligibility, vesting and determination of level of benefits under this Plan.

1.                                      Purpose of the Plan.  The Board of Directors of the Company considers the establishment and maintenance of a strong and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders.

As is the case with most publicly held corporations, the possibility of a Change in Control (as defined below) of the Company exists, and that possibility, and the uncertainty and questions which it may raise among key executives concerning future employment, may result in the departure or distraction of key executives, to the detriment of the Company and its stockholders.

The purpose of the Plan (as defined below) is to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company and its affiliates (as defined below) notwithstanding the possibility, threat or occurrence of a Change in Control.

In the event that the Company or its stockholders receive any proposal from a third party concerning a possible business combination with the Company or an acquisition of the Company’s equity securities, the Board believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

Should the Company receive any such proposal, in addition to their regular duties, such key executives may be called upon to assist in the assessment of such proposal, advise management and the Board as to whether such proposal would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

Therefore, in order to accomplish these objectives, the Board has adopted the Plan.

2.                                      Effective Date.  The 2015 Transitional Compensation Plan, as amended and restated (the “Plan”), shall become effective on               , 2015.

3.                                      Administration of the Plan.

(a)                                 The Committee.  The Plan shall be administered (i) by such committee of non-employee directors as the Board shall appoint (the “Committee”), or (ii) in the absence of such Committee or if the Committee is unable to act, by the Board.  The members of the Committee shall be entitled to all of the rights to indemnification and payment of expenses and costs set forth in Article VI (or its successor provision) of the Bylaws of the Company.  In no event may the protection afforded the Committee members in this Section 3(a) be reduced in anticipation of or following a Change in Control.

(b)                                 Determinations by the Committee.  Subject to the express provisions of the Plan and to the rights of the Participants (as defined below) pursuant to such provisions, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to designate persons to be covered by the Plan; to revoke such designations; to interpret the terms and provisions of the Plan (and any notices or agreements relating thereto); and otherwise to supervise the administration of the Plan in accordance with the terms hereof.  Prior to a Change in Control, all decisions made by the Committee pursuant to the Plan shall be made in its sole discretion and shall be final and binding on all persons, including the Company and Participants.  The Committee’s determinations need not be uniform, and may be made selectively among eligible employees and among Participants, whether or not they are similarly situated.  Notwithstanding any provision in the Plan to the contrary, however, following a Change in Control, any act, determination or decision of the Company or the Committee, as applicable, with regard to the administration, interpretation and application of the Plan must be reasonable, as viewed from the perspective of an unrelated party and with no deference paid to the actual act, determination or decision of the Company or the Committee, as applicable.  Furthermore, following a Change in Control, any decision by the Company or the Committee, as applicable, shall not be final and binding on a Participant.  Instead, following a Change in Control, if a Participant disputes a decision of the Company or the Committee relating to the Plan and pursues legal action, the court shall review the decision under a “de novo” standard of review.  In addition, following a Change in Control, in the event that (i) the Company’s common stock is no longer publicly traded and (ii) any securities of the Company’s Ultimate Parent (as defined below) are publicly traded, then any decisions by the Board with respect to whether a Participant was terminated for “Cause” shall be made by the board of directors of the Ultimate Parent.  For purposes of the Plan, “Ultimate Parent” means a publicly traded corporation or entity which, directly or indirectly through one or more affiliates, beneficially owns at least a plurality of the then-outstanding voting securities of the Company (including any successor to the Company by reason of merger, consolidation, the purchase of all or substantially all of the Company’s assets or otherwise).

(c)                                  Delegation of Authority.  The Committee may delegate to one or more officers or employees of the Company such duties in connection with the administration of the Plan as it deems necessary, advisable or appropriate.

4.                                      Participation in the Plan.

(a)                                 Designation of Participants.  The Committee shall from time to time select the employees who are to participate in the Plan (the “Participants”) from among those management or highly compensated employees of the Company and its affiliates it determines to be appropriate to include as Participants, given the purposes of the Plan and the potential effects on the employee of a Change in Control.  The Company shall notify each Participant in writing of his or her participation in the Plan.  For purposes of the Plan, the term “affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes any partnership or joint venture of which the Company or any of its affiliates are general partners or co-venturers.

(b)                                 Terminating Status as a Participant.  A person shall cease to be a Participant upon (i) the termination of his or her employment by the Company and any affiliate for any reason prior to a Change in Control, or (ii) the date that the Company notifies the Participant in writing that such individual’s status as a Participant has been revoked.  Except as specifically provided herein, the Committee shall have absolute discretion in the selection of Participants and in revoking their status as Participants.  Notwithstanding the foregoing, no revocation by the Committee of any person’s designation as a Participant shall be effective if made (i) on the day of, or within 24 months after, a Change in Control, (ii) prior to a Change in Control, but at the request of any third party participating in or causing the Change in Control or (iii) otherwise in connection with, in relation to, or in anticipation of a Change in Control.  In any litigation related to this issue, whether it is the plaintiff or the defendant, the Company shall have the burden of proof that the revocation of status as a Participant was not at the request of any third party participating in or causing the Change in Control or otherwise in connection with, in relation to, or in anticipation of a Change in Control.

5.                                      Change in Control.  For purposes of the Plan, “Change in Control” means the first to occur of the following:

(a)                                 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (D) any acquisition pursuant to a transaction that complies with Sections 5(c)(i), 5(c)(ii) and 5(c)(iii);

(b)                                 individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then- outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-

outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Participant in this Plan who participates in any group conducting a management buyout of the Company under the terms of which the Company ceases to be a public company may claim that such buyout is a Change in Control under this Plan and no such Participant shall be entitled to any payments or other benefits under this Plan as a result of such buyout.  For purposes of the Plan, no Participant in this Plan shall be deemed to have participated in a group conducting a management buyout of the Company unless, following the consummation of the transaction, such Participant was the beneficial owner of more than 10% of the then-outstanding voting securities of the Company or any successor corporation or entity resulting from such transaction.

6.             Eligibility for Benefits under the Plan.

(a)           General.  If a Change in Control shall have occurred, each person who is a Participant on the date of the Change in Control shall be entitled to the compensation and benefits provided in Section 7(b) upon the subsequent termination of the Participant’s employment, provided that such termination occurs prior to the second anniversary of the Change in Control, unless such termination is (i) because of the Participant’s death or disability

(as determined under the Company’s Long Term Disability Plan in effect immediately prior to the Change in Control), (ii) by the Company or its affiliate for Cause, or (iii) by the Participant other than for Good Reason.

(b)           Cause.  For purposes of the Plan, “Cause” means:

(i)            any material misappropriation of funds or property of the Company or its affiliate by the Participant;

(ii)           unreasonable and persistent neglect or refusal by the Participant to perform his or her duties which is demonstrably willful and deliberate on the Participant’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(iii)          conviction of the Participant of a felony involving moral turpitude.

Notwithstanding the foregoing provisions of this Section 6(b), the Participant shall not be deemed to have been terminated for Cause after a Change in Control unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Participant and an opportunity for Participant, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth above in this Section 6(b) and specifying the particulars thereof in detail.

(c)           Good Reason.  For purposes of the Plan, “Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Participant’s express written consent, unless such circumstances are fully corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (as defined below) given in respect thereof:

(i)            the assignment to the Participant of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority or responsibilities immediately prior to the Change in Control, or any other diminution in such position, authority or responsibilities, (whether or not occurring solely as a result of the Company becoming a subsidiary or a division of another entity or ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company or its affiliate promptly after receipt of notice thereof given by the Participant;

(ii)           a reduction by the Company or its affiliate in the Participant’s compensation and/or other benefits or perquisites as in effect on the date immediately prior to the Change in Control;

(iii)          the relocation of the Participant’s office from the location at which the Participant is principally employed immediately prior to the date of the Change in Control to a location 20 or more miles farther from the Participant’s residence immediately prior to the Change in Control, or the Company’s requiring the Participant to be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control;

(iv)          the failure by the Company or its affiliate to pay to the Participant any portion of the Participant’s compensation or to pay to the Participant any deferred compensation due under any deferred compensation or similar program of the Company or its affiliate within seven days of the date such payment is due;

(v)           the failure by the Company or its affiliate to continue in effect any compensation, benefit or perquisite plan or policy in which the Participant participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or policy) has been made with respect to such plan or policy, or the failure by the Company or its affiliate to continue the Participant’s participation therein (or in such substitute or alternative plan or policy), in each case, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed at the time of/) the Change in Control;

(vi)          (A) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Plan, as contemplated in Section 14, or, (B) if the business of the Company for which the Participant’s services are principally performed is sold at any time within 24 months after a Change in Control, the purchaser shall fail to provide the Participant with the same or a comparable position, duties, salary, bonus, benefits and perquisites as provided to the Participant by the Company immediately prior to the Change in Control;

(vii)         any refusal by the Company (or its affiliate) to continue to allow the Participant to attend to matters or engage in activities not directly related to the business of the Company that, prior to the Change in Control, the Participant was permitted to attend to or engage in; or

(viii)        any purported termination of the Participant’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of the Plan.  For purposes of this Section 6(c), and notwithstanding the provisions of Section 3(b), any good faith determination of “Good Reason” made by the Participant shall be conclusive.

(d)           Certain Terminations Prior to a Change in Control.  Anything in the Plan to the contrary notwithstanding, if a Change in Control occurs and if the Participant’s employment with the Company terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (i) was at the request of any third party participating in or causing the Change in Control or (ii) otherwise arose in connection with, in relation to, or in anticipation of a Change in Control, then the Participant shall be entitled to all payments and benefits under the Plan as though the Participant had terminated his or her employment for Good Reason on the day after the Change in Control.  For purposes of this Section 6(d), a Change in Control means a Change in Control that is also a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury regulations and guidance issued thereunder (“Section 409A”).

(e)           No Waiver.  The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(f)            Notice of Termination After a Change in Control.  Any termination by the Company, or by the Participant for Good Reason, shall be communicated by Notice of Termination given in accordance with the Plan.  For purposes of the Plan, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in the

Plan relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.  The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

(g)           Date of Termination.  For purposes of the Plan, “Date of Termination” means (i) if the Participant’s employment is terminated by the Company for Cause, the date on which the Notice of Termination is given or any later date specified therein (which, however, shall not be more than 15 days later), (ii) if the Participant’s employment is terminated by the Participant for Good Reason, the date specified therein (which, however, shall not be less than seven days or more than 15 days later), or (iii) if the Participant’s employment is terminated by the Company other than for Cause, the date on which the Company notifies the Participant of such termination. In all instances, the Date of Termination shall mean the date of the Participant’s separation from service within the meaning of Section 409A.

7.             Obligations of the Company upon Termination.

(a)           Cause; Other than for Good Reason.  If the Participant’s employment shall be terminated for Cause, or if the Participant terminates his or her employment other than for Good Reason, the Company shall pay the Participant his or her annual salary through the Date of Termination, to the extent not already paid, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Participant is entitled under any compensation, benefit or other plan or policy of the Company at the time such amounts are due, and the Company shall have no further obligations to the Participant under the Plan.

(b)           Termination Without Cause; Good Reason Terminations.  Any Participant who becomes eligible for compensation and benefits pursuant to Section 6(a) shall be paid or provided the following:

(i)            to the extent not already paid, the sum of (A) the Participant’s annual salary through the Date of Termination at the higher of the rate in effect immediately prior to the Change in Control or on the Date of Termination, (B) the pro rata annual bonus (based upon the portion of the fiscal year elapsed prior to the Date of Termination) under the Company’s annual executive incentive compensation plan (as established under the 2015 Omnibus Incentive Compensation Plan) or other annual bonus plan (the “Executive Incentive Compensation Plan”), assuming that the bonus amount with respect to the full fiscal year would be equal to the highest bonus he or she earned with respect to the three fiscal years immediately prior to such fiscal year, and (C) all compensation previously deferred by the Participant, accrued and unpaid vacation pay and all other amounts to which the Participant is entitled through the Date of Termination under any compensation or benefit plan (other than amounts under the Predecessor Company’s 1978 Executive Long Term Incentive Plan, the Predecessor Company’s 2001 Omnibus Incentive Compensation Plan, the Company’s 2015 Omnibus Incentive Compensation Plan or any comparable or successor plans (collectively, the “Incentive Compensation Plan”), the 2015 Deferred Compensation Plan or any comparable or successor plan, the Company’s retirement and 401(k) Plans, or any deferred compensation arrangement (or portion thereof) that is subject to Section 409A, payment under which plans or arrangements shall continue to be made in accordance with their terms) of the Company;

(ii)           as severance pay and in lieu of any further salary or bonus for the period following the Date of Termination, the Participant shall receive a lump sum payment equal to his or her “Monthly Compensation” (as defined below) multiplied by the number of months in the Participant’s “Severance Period” (as defined below).

For purposes of the Plan, “Severance Period” means a number of whole months equal to the Participant’s months of continuous service with the Company or its affiliates divided by 3.33, provided, however, that in no event shall the Participant’s Severance Period be less than 24 months or more than 36 months, regardless of the Participant’s actual length of service.

For purposes of the Plan, “Monthly Compensation” means one twelfth of the sum of (A) the Participant’s annual salary at the highest rate of salary during the 12-month period immediately prior to the Date of Termination or, if higher, during the 12 month period immediately prior to the Change in Control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) Plan contributions and similar items but by adding the amount of the Company’s contribution under the 401(k) Plan or comparable plan, for the 12 months preceding the Date of Termination and other amounts included in the Participant’s income for income tax purposes for the 12 months preceding the Date of Termination, but excluding income attributable to awards made under the Incentive Compensation Plan and income attributable to payments received under any Company deferred compensation plan or arrangement), and (B) the higher of (1) the highest annual bonus the Participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the Change in Control occurs and (2) the highest annual bonus the Participant earned with respect to any fiscal year during the period between the Change in Control and the Date of Termination under the Company’s annual Executive Incentive Compensation Plan;

(iii)          continue to provide the Participant and/or the Participant’s dependents with life insurance and medical benefits that are at least equal to, and at no greater cost to the Participant and the Participant’s dependents than, those that would have been provided to them in accordance with those employee benefit programs if the Participant’s employment had not been terminated, in accordance with the most favorable programs of the Company and its affiliates as in effect and applicable generally to other peer executives and their dependents during the 90-day period immediately preceding the Change in Control or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliates and their dependents, provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive life insurance or medical benefits under another employer provided plan, the life insurance and medical benefits provided for herein shall be offset by those provided under such other plan.  With regard to the continuation of medical benefits during the Severance Period, a Participant shall become entitled to COBRA rights at the end of the Severance Period.  If, at the end of the Severance Period, the Participant is not receiving equivalent benefits from a new employer, the Company shall arrange to enable the Participant to convert the Participant’s and/or his or her dependents coverage under such programs to individual policies or programs upon the same terms as peer executives of the Company may apply for such conversions;

(iv)          for purposes of determining eligibility of the Participant for retiree benefits pursuant to the life insurance and medical benefit programs, the Participant shall be considered to have attained the age and service credit that the Participant would have attained had the Participant remained employed until the end of the Severance Period and to have retired on the last day of such period.  Such retiree benefits shall continue to be available to Participants and the Participant’s dependents on a basis at least equal to, and at no greater cost to the Participant and the Participant’s dependents than, those retiree benefits provided to peer executives of the Company and its affiliates and their dependents upon such peer executive’s retirement in accordance with the most favorable programs of the Company and its affiliates as in effect during the 90 day period immediately preceding the Change in Control or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliates and their dependents.  For the avoidance of doubt, a termination of employment by the Participant for Good Reason shall not provide a basis for denying such Participant any retiree benefits, provided that such Participant otherwise qualifies for such benefits.

(v)           payment by the Company to Participant of the value of a monthly amount (calculated as a single life annuity) equal to the difference between (A) the monthly annuity payable under the Company’s Retirement Plan and the Company’s Supplemental Retirement Plan (or if applicable, the Predecessor Company’s Retirement Plan and Supplemental Retirement Plan) as of (1) the date of the Change in Control, or (2) the

Date of Termination, whichever monthly annuity amount may be higher, and (B) that which would have been paid under such plan(s) had the Participant remained in the employ of the Company through the end of the Severance Period.  For purposes of calculating this benefit, the Participant shall be credited with the service that the Participant would have performed if the Participant had remained employed during Severance Period, the Participant will be treated as having the age he would have attained on the last day of the Severance Period, and the Participant will be credited with the compensation that the Participant would have received if the Participant continued to receive the same level of salary and annual bonus which the Participant received with respect to the fiscal year of the Company immediately preceding (1) the date of the Change in Control, or (2) the Date of Termination, whichever level may be higher (assuming that such compensation was paid to the Participant over the Severance Period in equal monthly installments).  The Company shall pay such benefit in the form of a lump sum distribution within 15 days after the Date of Termination.  Such amount shall be calculated using the same assumptions and methodology used for calculating lump sum distributions to participants who terminate employment after a Change in Control under said Supplemental Retirement Plan.  If the Participant is not fully vested under one or more of the Company’s qualified retirement plans on the date of Termination and the Participant’s benefit thereunder would therefore be forfeited, then the accrued but unvested benefit shall be paid pursuant to this Plan in the form of a lump sum distribution within 15 days after the Date of Termination; and

(vi)                              It is the object of this subsection to provide for the maximum after-tax income to each Participant with respect to any payment or distribution to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the Plan or any other plan, arrangement or agreement, that would be subject to the excise tax imposed by Section 4999 of the Code or any similar federal, state or local tax that may hereafter be imposed  (a “Payment”) (Section 4999 of the Code or any similar federal, state or local tax are collectively referred to as the “Excise Tax”).  Accordingly, before any Payments are made under this Plan, a determination will be made as to which of two alternatives will maximize such Participant’s after-tax proceeds, and the Company must notify the Participant in writing of such determination.  The first alternative is the payment in full of all Payments potentially subject to the Excise Tax.  The second alternative is the payment of only a part of the Participant’s Payments so that the Participant receives the largest payment and benefits possible without causing the Excise Tax to be payable by the Participant.  This second alternative is referred to in this subsection as “Limited Payment”.  The Participant’s Payments shall be paid only to the extent permitted under the alternative determined to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Payments.  If Limited Payment applies, Payments shall be reduced in a manner that would not result in the Participant incurring an additional tax under Section 409A of the Code.  Accordingly, Payments not constituting nonqualified deferred compensation under Section 409A shall be reduced first, in this order:

•                  Performance-based awards in accordance with Sections 15.3 and 15.4 of the Company’s 2015 Omnibus Incentive Compensation Plan (or any predecessor or successor plan) (the “Omnibus Plan”), but excluding Section 409A Awards (as defined in such Plan).

•                  Non-performance, service-based awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan, but excluding Section 409A Awards (as defined in such Plan).

•                  Awards of Options and SARs under the Omnibus Plan in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.

Then, if the foregoing reductions are insufficient, Payments constituting deferred compensation under Section 409A shall be reduced, in this order:

•                  Performance-based Section 409A Awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.

•                  Payment of the severance amount under Section 7(b)(ii) hereof.

•                  Payment of the pro rata bonus under Section 7(b)(i)(B) hereof.

•                  Payment of the severance amount under Section 7(b)(v) hereof.

•                  Non-performance, service-based Section 409A awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.

In the event of conflict between the order of reduction under this Plan and the order provided by any other Company document governing a Payment, then the order under this Plan shall control.

All determinations required to be made under this Section 7(b)(vi) shall be made by  Ernst & Young LLP, or, if Ernst & Young LLP is not the Company’s nationally recognized independent accounting firm immediately prior to the Change in Control, such other nationally recognized accounting firm serving as the Company’s independent accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by the Company.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  In the event the Accounting Firm determines that the Payments shall be reduced, it shall furnish the Participant with a written opinion to such effect.  The determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c)                                  Timing of Payments.  All payments under Sections 7(b)(i) and 7(b)(ii) shall be due and payable in a lump sum within 15 days after the Date of Termination.  Payment under Sections 7(b)(v) and 7(b)(vi) shall be made as provided therein.  If the amount of any payment due under the Plan cannot be finally determined on or before its due date, the Company shall pay to the Participant on such due date an estimate, as determined in good faith by the Company (or, in the case of a payment due under Section 7(b)(vi), as determined pursuant to that Section), of the minimum amount of such payment and shall pay the remainder of such payment (together with interest from the due date to the date of actual payment at the rate provided in Section 10(b)) as soon as the amount thereof can be determined (but, in the case of payments due under Sections 7(b)(i) and 7(b)(ii), in no event later than the 30th day after the Date of Termination).  If the amount of any payment, whether estimated or not, exceeds the amount subsequently determined to have been due, such excess shall be paid by the Participant on the fifth day after demand by the Company; if the amount of any payment, whether estimated or not, is less than the amount subsequently determined to have been due, the Company shall pay the deficiency (together with interest from the due date to the date of actual payment at the rate provided in Section 10(b) within five days after demand by the Participant.  The timing of all payments and benefits under this Plan shall be made consistent with the requirements of Section 409A, and notwithstanding any provision of the Plan to the contrary, any amount or benefit that is payable to a Participant who is a “specified employee” (as defined in Section 409A) shall be delayed until the date which is first day of the seventh month after the date of such Participant’s termination of employment (or, if earlier, the date of such Participant’s death), if paying such amount or benefit prior to that date would violate Section 409A.

8.                                      Mitigation.  Except as provided in Sections 7(b)(iii) and 13(b), the Participant shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in the Plan be reduced by any compensation earned by the Participant as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

9.                                      Resolution of Disputes.  If there shall be any dispute between the Company and the Participant (a) in the event of any termination of the Participant’s employment by the Company, as to whether such termination was for Cause, or (b) in the event of any termination of employment by the Participant, as to whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination by the Company was for Cause or that the determination by the Participant of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Participant and/or the Participant’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to the Plan as though such termination were by the Company without Cause or by the Participant with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this Section except upon receipt of a written undertaking by or on behalf of the Participant to repay all such amounts to which the Participant is ultimately adjudged by such court not to be entitled.  Notwithstanding the foregoing, the payment of any amount in settlement of a dispute described in this Section shall be made in accordance with the requirements of Section 409A.

10.                               Legal Expenses and Interest.

(a)                                 If, with respect to any alleged failure by the Company to comply with any of the terms of the Plan or any dispute between the Company and the Participant with respect to the Participant’s rights under the Plan, a Participant in good faith hires legal counsel with respect thereto or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, to interpret, enforce his or her rights under, or recover damages for violation of the terms of the Plan, then (regardless of the outcome) the Company shall pay, as they are incurred, the Participant’s actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after tax payments to the Participant equal such fees and disbursements.  The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Executive, provided that the Executive shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

(b)                                 To the extent permitted by law, the Company shall pay to the Participant on demand a late charge on any amount not paid in full when due after a Change in Control under the terms of the Plan.  Except as otherwise specifically provided in the Plan, the late charge shall be computed by applying to the sum of all delinquent amounts a late charge rate.  The late charge rate shall be a fixed rate per year that shall equal the sum of 3% plus the “prime rate” of Morgan Guaranty Trust Company of New York or successor institution (“Morgan”) publicly announced by Morgan to be in effect on the Date of Termination, or if Morgan no longer publicly announces a prime rate on such date, any substantially equivalent rate announced by Morgan to be in effect on such date (provided, however, that such rate shall not exceed any applicable legally permissible rate).

11.                               Funding.  The Company may, in its discretion, establish a trust to fund any of the payments which are or may become payable to Participant under the Plan, but nothing included in the Plan shall require that the Company establish such a trust or other funding arrangement.  Whether or not the Company sets any assets aside for the purposes of the Plan, such assets shall at all times prior to payment to Participants remain the assets of the Company subject to the claims of its creditors.  Neither the Company nor the Board nor the Committee shall be deemed to be a trustee or fiduciary with respect to any amount to be paid under the Plan.

12.                               No Contract of Employment.  The Participant and the Company acknowledge that, except as may otherwise be provided under any written agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and, subject to such payments as may become due under the Plan, such employment may be terminated by either the Participant or the Company at any time and for any reason.

13.                               Non-exclusivity of Rights.

(a)                                 Future Benefits under Company Plans.  Nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice of the Company or any of its affiliates, nor shall anything herein limit any rights or reduce any benefits the Participant may have under any agreement or arrangement with the Company or any of its affiliates.  Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any agreement or arrangement with the Company or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or agreement or arrangement except as explicitly modified by the Plan.

(b)                                 Benefits of Other Plans and Agreements.  If the Participant becomes entitled to receive compensation or benefits under the terms of the Plan, such compensation or benefits will be reduced by other severance benefits payable under any plan, program, policy or practice of or agreement or other arrangement between the Participant and the Company (not including payments or distributions under the Incentive Compensation Plan).  It is intended that the Plan provide compensation or benefits that are supplemental to severance benefits and that are actually received by the Participant pursuant to any plan, program, policy or practice of or agreement or arrangement between the Participant and the Company, such that the net effect to the Participant of entitlement to any similar benefits that are contained both in the Plan and in any other existing plan, program, policy or practice of or agreement or arrangement between the Participant and the Company will be to provide the Participant with the greater of the benefits under the Plan or under such other plan, program, policy, practice, or agreement or arrangement.  This Plan is not intended to modify, amend, terminate or otherwise affect the Incentive Compensation Plan, which shall remain a fully independent and separate plan.

14.                               Successors; Binding Agreement.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of the Plan and shall entitle the Participant to compensation from the Company in the same amount and on the same terms to which the Participant would be entitled hereunder if the Participant terminated his or her employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in the Plan, “Company” means the Company as herein defined and any successor to its business and/or assets which assumes and agrees to perform the Plan, by operation of law or otherwise.

15.                               Transferability and Enforcement.

(a)                                 The rights and benefits of the Company under the Plan shall be transferable, but only to a successor of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns.  The rights and benefits of Participant under the Plan shall not be transferable other than by the laws of descent and distribution.

(b)                                 The Company intends the Plan to be enforceable by Participants.  The rights and benefits under the Plan shall inure to the benefit of and be enforceable by any Participant and the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there is no such designee, to the Participant’s estate.

16.                               Notices.  Any notices referred to herein shall be in writing and shall be deemed given if delivered in person or by facsimile transmission, telexed or sent by U.S.  registered or certified mail to the Participant at his or her address on file with the Company (or to such other address as the Participant shall specify by notice), or to the Company at its principal executive office, Attn: Secretary.

17.                               Amendment or Termination of the Plan.  The Board reserves the right to amend, modify, suspend or terminate the Plan at any time, provided that:

(a)                                 without the written consent of the Participant, no such amendment, modification, suspension or termination shall adversely affect the benefits or compensation due under the Plan to any Participant whose employment has terminated prior to such amendment, modification, suspension or termination and is entitled to benefits and compensation under Section 7(b);

(b)                                 no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant to receive any payment or benefit under the Plan will become effective prior to the first anniversary of the date on which written notice of such amendment, modification, suspension or termination was provided to the Participant, and if such amendment, modification, suspension or termination was effected (i) on the day of or subsequent to the Change in Control, (ii) prior to the Change in Control, but at the request of any third party participating in or causing a Change in Control or (iii) otherwise in connection with, in relation to, or in anticipation of a Change in Control, such amendment, modification, suspension or termination will not become effective until the second anniversary of the Change in Control.  In any litigation related to this issue, whether it is the plaintiff or the defendant, the Company shall have the burden of proof that such amendment, modification, suspension or termination was not at the request of any third party participating in or causing the Change in Control or otherwise in connection with, in relation to, or in anticipation of a Change in Control; and

(c)                                  the Board’s right to amend, modify, suspend or terminate the Plan is subject to the requirements of Section 409A to the extent such requirements apply to the Plan.

18.                               Waivers.  The Participant’s or the Company’s failure to insist upon strict compliance with any provision of the Plan or the failure to assert any right the Participant or the Company may have hereunder, including, without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right under the Plan.

19.                               Validity.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, and such other provisions shall remain in full force and effect to the extent permitted by law.

20.                               Governing Law.  To the extent not preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

21.                               Section 409A.  This Plan is intended to comply with the requirements of Section 409A and shall be interpreted and administered in accordance with that intent.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  For purposes of this Plan, any reference to “termination of employment” or similar term shall mean a “separation from service” within the meaning of Section 409A, and all in-kind benefits and reimbursements provided under the Plan shall be paid in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(iv).

22.                               Headings.  The headings and paragraph designations of the Plan are included solely for convenience of reference and shall in no event be construed to affect or modify any provisions of the Plan.